Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-190588 on Form S-11 of our report dated March 6, 2014, relating to the consolidated financial statements of Phillips Edison – ARC Grocery Center REIT II, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Phillips Edison – ARC Grocery Center REIT II, Inc. and subsidiaries for the period from June 5, 2013 (formation) to December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
April 15, 2014